Exhibit 10.25

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made effective as of the Effective Date, by and between BROOKSVILLE DEVELOPMENT PARTNERS, LLC, a Florida limited liability company (“Seller”) and TERWILLIGER BROTHERS RESIDENTIAL LLC, a Florida limited liability company (“Buyer”).

RECITALS

A.	Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey and assign to Buyer, and Buyer agrees to purchase and accept from Seller, the following property (collectively, the “Property”):

i.	The land located in Hernando County, Florida, described in Exhibit “A” attached hereto and incorporated herein by reference, any improvements on the land and all and singular the rights, interests, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in any way appertaining thereto;

ii.	All of Seller’s right, title and interest in, to and under, if any: (a) any covenants, conditions or restrictions benefiting such land; and (b) any and all development rights, vested rights, entitlements, capacity enhancement agreements, benefits, privileges, exemptions, concurrency approvals (including, without limitation, utility capacities, storm water discharge, reserved water, wastewater and school capacity), prepaid permit fees, impact fees or impact fee credits, and any permits, approvals, licenses or authorizations benefitting or affecting the land; all as-is, and to the extent that the same may exist and are associated with use, ownership or development of the land; and

iii.	All of Seller’s right, title and interest in, to and under, if any: (a) all plans and specifications, construction drawings and studies and all other architectural and engineering drawings for the land, as well as any plans, specifications and architectural and engineering drawings for pending or proposed projects relating to the land; (b) the Property Documents; (c) warranties, guaranties, indemnities and claims against architects, contractors, manufacturers, suppliers and others; and (d) all utility deposits; all as-is, and to the extent that the same may exist and are associated with use, ownership or development of the land.

NOW THEREFORE, in consideration of the sum of Ten and No/100 dollars ($10.00), the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, it is agreed as follows:

1. Obligation to Sell and Purchase. Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller the Property upon the terms and conditions contained herein.

2. Purchase Price. The purchase price for the Property shall be $7,200,000.00 payable as follows:

(a) Buyer shall pay by wire transfer to Chicago Title Insurance Company, 5215 Old Orchard Rd #400, Skokie, IL 60077, Attn.: Alisa Habibovic (“Escrow Agent”) in escrow within five (5) business days of the complete execution hereof the sum of

$75,000.00 as an earnest money deposit (“Initial Deposit”).

(b) The Initial Deposit and Extension Deposit are collectively referred to as the “Deposit”. At the Closing, Buyer shall receive a credit against the purchase price in the amount of the Deposit which has been paid.

(c) The Deposit shall be held in a non-interest bearing federally insured account at Escrow Agent. Upon expiration of the Inspection Period, the Deposit shall be at risk and non-refundable, except as otherwise provided herein. Escrow Agent shall hold and disburse the Deposit in accordance with this Agreement.

(d) Buyer shall pay to Seller at the Closing hereunder, subject to prorations and other adjustments set forth herein, the balance of the purchase price, by wire transfer to the account of Escrow Agent.

3. Title Insurance and Survey.

(a) Seller shall obtain and provide, within five (5) days of the Effective Date, a title insurance commitment issued by Escrow Agent (“Title Company”) agreeing to insure marketable title to the Property to be vested in Buyer upon the transfer of the Property to Buyer, in the amount of the full purchase price (the “Title Commitment”). Buyer may obtain a current or updated survey of the Property within the Inspection Period (the “Survey”). Within ten (10) days of the later of the Effective Date and receipt of the Title Commitment and complete, legible copies of all exception documents, Buyer shall notify Seller in writing as to any matters shown on the Title Commitment that are objectionable to Buyer. Seller shall have no obligation to cure or correct Buyer title objections except that, as of Closing, Seller shall be required and hereby agrees to cure all (i) title objections which Seller has expressly agreed to cure or correct, and (ii) monetary liens, such as, but not limited to, mortgage liens, tax and assessment liens, judgment liens, construction liens and code enforcement liens (collectively, “Monetary Liens”), but not any liens arising under or as a result of the activities of Buyer or Buyer’s agents, or the lien of ad valorem real property taxes and assessments for the year of Closing and subsequent years, which is not yet due and payable. If Seller fails to respond to Buyer in writing within ten (10) days of receipt of Buyer’s notice of title objections or Seller expressly refuses to cure or correct the same, Buyer shall have the right to terminate this Agreement and receive a refund of the Earnest Money by delivering written notice of termination to Seller within five (5) days of same. If Seller elects to cure Buyer’s title objections, but is unable to do so to Buyer’s reasonable satisfaction before Closing, Seller shall so notify Buyer in writing, and Buyer shall have the right to terminate this Agreement and receive a refund of the Deposit by delivering written notice of termination to Seller within five (5) days after receiving Seller’s notice. If Buyer so terminates this Agreement, then neither party shall have any obligations under this Agreement other than those provisions which expressly survive the termination of this Agreement. If Buyer does not so terminate this Agreement, then such uncured objections shall thereafter be deemed to be Permitted Encumbrances. The Closing shall be automatically extended, if necessary, to allow for the notice periods set forth above. In the event that the Survey reveals any matter that is objectionable to Buyer, then Buyer shall notify Seller in writing. All rights and obligations of the parties with respect to objections arising from the Survey shall be the same as objections to items appearing in the title commitment, as set forth above. All exceptions to title as shown on the Title Commitment, except for Monetary Liens, and title objections which Seller has expressly agreed to cure or correct, shall be deemed to be “Permitted Exceptions”.

(b) Prior to Closing, Seller will cause the Title Company to issue an updated Title Commitment (“Title Update”) and provide the same to Buyer. If the Title Update contains any conditions which did not appear in the Title Commitment, and such items have not been approved or waived in writing by Buyer in accordance with this Agreement, Buyer shall have the right to object to such new or different conditions in writing prior to Closing. All rights and obligations of the parties with respect to objections arising from the Title Update shall be the same as objections to items appearing in the Title Commitment, subject to the provisions of this section, together with the ability of Buyer to terminate this Agreement and receive a refund of the Deposit, by delivering written notice of termination to Seller and Escrow Agent prior to the Closing, in the event Seller elects, or is deemed to have elected, to not cure any title objections to the new conditions, or having elected to cure any title objections to the new conditions has not satisfied Buyer as to the cure or correction of Buyer’s title objections to the new conditions, other than Monetary Liens. If Buyer so terminates this Agreement, then neither party shall have any obligations under this Agreement other than those provisions which expressly survive the termination of this Agreement.

4. Inspection Period. Buyer shall have a period of sixty (60) days from the Effective Date, hereinafter referred to as the “Inspection Period,” to make any and all inspections of the Property which Buyer may desire to make or have made at Buyer’s sole expense, including, but not limited to, surveys, environmental assessments, topographical studies, soil tests, zoning and utilities verification. In the event that, for any reason or no reason, Buyer determines in Buyer’s sole discretion, the Property is unsatisfactory to Buyer, Buyer may terminate this Agreement by delivery of written notice (email shall be deemed acceptable delivery of such notice) to Seller prior to the expiration of the Inspection Period. Upon delivery of such written notice by Buyer, Buyer shall receive a refund of the Deposit; and all other obligations of the parties hereto shall cease and this Agreement shall be void except for any provisions which expressly survive termination of this Agreement. If such notice has not been delivered within the Inspection Period, then this Agreement shall continue in full force and effect, the Deposit shall be non-refundable, except as otherwise set forth herein, and Buyer shall continue to have the right to inspect the Property through the Closing. Buyer shall indemnify, defend, and hold Seller harmless with respect to damage, loss, liability, claims, and expenses (including reasonable attorneys’ fees and costs), including any construction liens, caused by the physical inspection activities of Buyer and Buyer’s agents, except for pre-existing conditions merely discovered by Buyer. Prior to any on-site inspection of the Property by Buyer or by any agent of Buyer, Buyer shall deliver to Seller a certificate of insurance evidencing Buyer’s or its agent’s liability insurance coverage naming Seller as an additional insured, with limits of liability of not less than $1,000,000 for each occurrence. This section shall survive the termination of this Agreement.

5. Property Documents. Within ten (10) days of the Effective Date, if not already provided to Buyer, Seller shall deliver to Buyer copies of due diligence materials related to the use, ownership or development of the Property and in the possession or reasonable control of Seller, if any, including, without limitation, all existing surveys and topographical maps; site development, soil, geotechnical, construction, engineering, land use and drainage plans and reports; site plans and plats; wetland delineations and submittals; traffic studies; environmental studies or reports; endangered species evaluation reports; governmental permits, licenses, entitlements and approvals; zoning approvals; development agreements and orders; plans, drawings, and specifications for improvements, as well as any warranties or guaranties; notices or other correspondence from any governmental or quasi-governmental authorities concerning the Property; all documents related to any leases, subleases, tenancies, licenses and other rights of occupancy or use for any portion of the Property; all documents and plans related to utility capacity, service or construction (collectively, the “Property Documents”).

6. Approvals of Third Parties. As soon as practicable after the Effective Date, Seller will use commercially reasonable efforts to secure all necessary consents, approvals and agreements of third parties, if any, that shall be required for Seller to perform its obligations and to consummate the transactions contemplated hereby (collectively, the “Required Consents”). Buyer shall reasonably cooperate with such efforts, including (without limitation) promptly providing all information concerning Buyer and its affiliates that may be required and shall otherwise use all commercially reasonable efforts to obtain the consent. In any case, the costs of obtaining any and all Required Consents, if any, will be paid by Seller.

7. Condition of Property. It is understood and agreed that, subject to Seller’s representations and warranties expressly set forth herein and in the closing documents, Buyer accepts the Property and the improvements located thereon “as-is” without any warranties either express or implied as to use, fitness for any particular purpose, zoning, habitability, merchantability, condition or any other matter affecting the Property and the improvements located thereon.

8. Closing. The closing of this transaction (the “Closing”) shall take place as a mail away closing through the offices of Escrow Agent fifteen (15) days after expiration of the Inspection Period (the “Closing Date”). Buyer may elect to extend the Closing for one month by paying the sum of $25,000.00 non-refundable to the purchase price (“Extension Deposit”) by wire transfer to the Escrow Agent no later than five (5) days prior to the then scheduled Closing. Exclusive possession of the Property, subject to the Permitted Exceptions, shall be given by Seller to Buyer at Closing. At the Closing, Buyer shall deliver the purchase price to Escrow Agent, subject to adjustment as described herein, and Seller and/or Buyer shall deliver to Escrow Agent the following documents, in such form and content as is reasonably satisfactory to the parties:

(a) Seller shall execute a special warranty deed (the “Deed”) conveying the Property to Buyer, subject only to the Permitted Exceptions.

(b) Seller shall execute an owner’s affidavit in form and substance acceptable to the Title Company to delete standard title exceptions for unrecorded matters including construction liens, parties in possession, taxes and assessments not shown as existing liens by the public records and mineral rights and reservations if any.

(c) Such evidence of each party’s authority as required by the Title Company.

(d) Seller shall execute a FIRPTA affidavit.

(e) Seller shall execute a bill of sale and assignment of all tangible and intangible personal property. If requested by Buyer, Seller shall also execute any and all assignment and conveyance documents as may be required by applicable governmental authorities to evidence the foregoing assignment. Following Closing, Seller agrees at no cost to Seller to reasonably cooperate with Buyer in facilitating the transfer of such governmental approvals on the books and records of the applicable governmental authorities.

(f) Seller and Buyer shall execute counterparts of a Title Company settlement statement.

(g) Seller shall execute a certification reaffirming that Seller’s representations and warranties set forth herein are true, correct and complete as of the Closing.

(h) All such other documents and instruments as reasonably requested by the other party or the Title Company to effectuate the transactions contemplated hereby.

Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the settlement statement.

9. Closing Costs and Prorations.

(a) Seller shall pay for and be responsible for all costs and expenses associated with: documentary stamp taxes on the Deed, releasing all Monetary Liens, curing any title or survey objections which Seller has agreed to or is required to cure, one half of escrow fees of Escrow Agent, the Owner’s Policy (excluding any endorsements), the Title Commitment, the municipal lien search, the Broker (defined below) and Seller’s attorney.

(b) Buyer shall pay for and be responsible for all costs and expenses associated with: recording fees on the Deed, one half of escrow fees of Escrow Agent, endorsements to the Owner’s Policy, lender’s policy of title insurance and endorsements, financing obtained by Buyer and corresponding mortgage doc stamp taxes and intangible doc stamp taxes, Buyer’s due diligence activities and Buyer’s attorney.

(c) All other closing costs, expenses, charges and fees shall be paid by the party incurring the same.

(d) Ad valorem real property taxes and assessments for the year of Closing shall be prorated between Buyer and Seller at Closing, effective as of the date of Closing utilizing the maximum discount then available. If the Closing shall occur before the tax amount is fixed for the then current year, the apportionment of taxes shall be upon the basis of the tax amount for the preceding year without discount and such apportionment shall be final and not subject to post-Closing reproration. Any assessments payable as to the Property under the documents constituting the Permitted Exceptions shall also be apportioned as of the date of Closing.

(e) All certified, confirmed, and ratified special assessment liens as of the Closing Date will be paid in full by Seller. If a certified, confirmed, and ratified special assessment is not payable at Closing, Buyer shall receive a credit from Seller in the amount of such assessment. If an improvement is substantially completed as of the Closing Date, but has not resulted in a lien before Closing, Buyer shall receive a credit from Seller in the amount of the last estimate of the assessment.

(f) If any utility services are presently being provided to or serving the Property, Seller will pay for such services through the day of Closing, but thereafter any such services in the name of Seller shall be terminated by Seller. Buyer is responsible for obtaining its own utility account for services to the Property and for all utility charges associated therewith following the Closing.

10. Conditions to Closing. The obligation of Buyer to purchase the Property pursuant to this Agreement is contingent upon the satisfaction of each of the following conditions as of the Closing Date:

(a) Seller’s representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing;

(b) Seller shall have materially performed, observed and complied with all covenants and agreements required to be performed by Seller at or prior to the Closing;

(c) The Required Consents, if any, shall have been obtained and shall be in full force and effect;

(d) There shall be no moratorium in place or threatened which would restrict or prevent Buyer from starting and continuing construction on its intended use of the Property; and

(e) The Title Company shall have irrevocably committed to issue (i) an owner’s policy of title insurance to Buyer in the full amount of the Purchase Price showing good and marketable title vested in Buyer subject only to the Permitted Exceptions (“Owner’s Policy”).

In the event of a failure of any of the foregoing conditions, Buyer may, at its option (i) waive such failure, in whole or in part, and continue to Closing without reduction to the Purchase Price, or (ii) terminate this Agreement, in which event Buyer shall receive a refund of the Deposit and neither party shall have any obligations under this Agreement other than those provisions which expressly survive the termination of this Agreement.

11. Seller’s Warranties and Representations. In order to induce Buyer to enter into this Agreement and to purchase the Property, Seller makes the warranties and representations to the best of its knowledge and belief below, which shall be true and correct as of the Effective Date and the Closing Date, and shall specifically survive Closing for nine (9) months and shall not be merged into the Deed:

(a) Seller has fee simple title to the Property and the power to convey same to Buyer, free and clear of all liens, defects, encumbrances, conditions, exceptions, restrictions or other matters whatsoever, affecting title to the Property, except for matters that would be reflected on a current survey and those matters set forth in the Title Commitment. Other than Buyer under this Agreement, no other person has any right or option to purchase all or any part of the Property.

(b) There is no litigation or other legal or administrative proceeding pending, including, without limitation, code enforcement, environmental or condemnation, or, to Seller’s knowledge, threatened against or relating to Seller or any of the Property.

(c) No special assessments have been levied or imposed against the Property and to Seller’s knowledge, none are pending, threatened, anticipated or contemplated, and no site or area improvements have been constructed or installed by any public authority, the cost of which may be assessed in whole or in part against any part of the Property.

(d) Seller has not filed, voluntarily or involuntarily, for bankruptcy relief under the United States Bankruptcy Code, nor has any petition for bankruptcy or receivership been filed against Seller.

(e) To Seller’s knowledge, there are no Hazardous Materials on, about or under the Property and the Property has not been used to generate, manufacture, refine, transport, treat, store, handle or dispose of Hazardous Materials; Seller has not received and is not aware of any summons, citation, directive, letter or other communication from any government entity concerning any intentional or unintentional action or omission which resulted in the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of Hazardous Material on the Property; and the Property is not currently subject to any lien related to any environmental matter. For purposes of this representation “Hazardous Materials” and “Environmental Laws” shall have the following meanings:

“Hazardous Materials” shall mean and include any and all substances, materials, wastes, pollutants, oils or governmentally regulated substances or contaminants defined or designated as hazardous, toxic, radioactive, dangerous or any other similar term in or under any of the Environmental Laws, including, without limitation, asbestos and asbestos-containing materials, petroleum products (such as crude oil or any fraction thereof, gasoline, aviation fuel, jet fuel, diesel fuel, lubricating oils and solvents), urea formaldehyde, flammable explosives, PCBs, radioactive materials or waste, and any other substance that, because of its quantity, concentration or physical, chemical or infectious characteristics may cause or threaten a present or potential hazard to human health or the environment when improperly generated, used, stored, handled, treated, discharged, distributed, disposed or released.

“Environmental Laws” shall mean all federal, state and local statutes, ordinances, regulations, rules, policies, codes and guidelines now or hereafter in effect, as the same may be amended from time to time, which relate to the protection of human health, safety or the environment, including, but not limited to, the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136, et seq.; the Safe Drinking Water Act, 44 U.S.C. § 300(f), et seq.; the Oil Pollution Control Act of 1990, 33 U.S.C. § 2701, et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq.; the Superfund Amendments and Reauthorization Act of 1986, Pub. Law No. 99-499, 100 Stat. 1613; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; the Clean Water Act, 33 U.S.C., § 1251, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101, et seq.; and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq., all as amended from time to time.

(f) There are no attachments, executions, assignments for the benefit of creditors generally, or voluntary or involuntary proceedings under the Bankruptcy Code, 11 U.S.C. § 101, et seq., or under any other debtor relief laws contemplated by or pending or threatened against Seller, or any part of the Property.

(g) Other than Seller, there are no parties in possession of any portion of the Property.

(h) Intentionally Omitted.

(i) To Seller’s knowledge, (i) none of the Property has been excavated; (ii) no landfill has been located on or in the vicinity of the Property; (iii) no debris, materials or items (including, without limitation, organic materials, strippings, rocks, stumps, concrete or tanks) have been buried upon the Property; (iv) the Property has not contained a bury or borrow pit, and no fill has been taken from or deposited on the Property; (v) no wetlands or other protected areas on the Property have been filled or altered; and (vi) no cemeteries, grave sites or burial grounds have been located on or in the vicinity of the Property.

(j) No part of the Property is within a special taxing district, community development district, or similar authority or entity, nor to Seller’s knowledge has any application been made or submitted for the creation thereof or annexation thereby.

(k) Seller has no knowledge that Seller or the Property is not in compliance with any applicable laws, ordinances, regulations, statutes, rules, orders, decrees, judgments and restrictive covenants or easements relating to the Property.

(l) Execution and delivery of this Agreement, consummation of the transactions described herein, and compliance with the terms of this Agreement will not conflict with, or constitute a default under, any agreement to which Seller is a party or by which Seller or the Property is bound, or violate any regulation, law, order, judgment, or decree applicable to Seller or the Property. Seller, and the person executing this Agreement on behalf of Seller, has full right, power and authority to execute this Agreement on behalf of Seller and perform Seller’s obligations hereunder and to perform its obligations under all documents required to be executed and delivered by Seller pursuant to this Agreement. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

(m) To Seller’s knowledge, the Property Documents are true, accurate and complete in all material respects. Seller has provided or will provide to Buyer copies of all material Property Documents, which are in Seller’s possession or control, and Seller has not withheld any such material Property Documents.

(n) There are no contracts, instruments or agreements of any kind relating to the Property that would be binding on Buyer or the Property after Closing other than this Agreement and the Permitted Exceptions.

(o) Intentionally Omitted.

(p) Seller is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, Specially Designated National and Blocked Person, or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and Seller is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity, or nation.

(q) Seller is not a “foreign person” as that term is defined in Internal Revenue Code, nor is the sale of the Property subject to any withholding requirements imposed by the Internal Revenue Code, including, without limitation, Section 1445 thereof.

12. Failure of Seller Representation or Warranty Prior to Closing. If Seller becomes aware of any fact or circumstance that would materially change or render materially incorrect, in whole or in part, any representation or warranty made by Seller under this Agreement, during that time period beginning with the Effective Date and ending on the Closing, Seller shall give prompt written notice of such change, fact or circumstance to Buyer, in which event Buyer shall have the right to elect to terminate this Agreement and obtain a refund of the Deposit or elect to close despite any such change.

13. Maintenance of the Property Pending Closing. Prior to the Closing, Seller agrees that:

(a) Maintenance. Seller shall maintain the Property in good condition and repair, substantially in accordance with Seller’s current practices, it being the intention of the parties hereto that the general condition of the Property shall not be changed between the Effective Date and the Closing Date.

(b) Zoning. Seller shall not (without, in each instance, obtaining the prior written consent of Buyer) initiate or consent to, approve or otherwise take any action with respect to zoning, land use, governmental permits, licenses, entitlements and approvals, development agreements and orders, or any other governmental rules or regulations presently applicable to all or any part of the Property.

(c) Representations and Warranties of Seller. Seller shall use commercially reasonable efforts not to take any action or omit to take any action, which action or omission would reasonably be expected to result in any of the representations and warranties of Seller failing in any material respect to be true and correct as of the Closing.

(d) Non-Marketing. During the pendency of this Agreement and so long as there is no uncured Buyer default, Buyer has the exclusive right to purchase the Property and no portion of the Property will be marketed, sold, leased or offered for sale or lease, and Seller shall neither solicit, entertain nor accept any offers for the sale or lease of any portion of the Property or engage in any discussions with any third-party for the sale or lease of any portion of the Property.

14. Notices. Any notice, demand or other communication required or permitted to be given to any party hereunder shall be deemed to have been delivered the day of delivery if personally delivered or the first business day after deposit if sent by national overnight courier service (e.g., Federal Express), as addressed to the respective party at the address indicated below, or to such other address as may hereafter by indicated by written notice delivered in accordance with the terms hereof to the other parties:

Seller:

Brooksville Development Partners, LLC

Two Northfield PlazaSuite 320

Northfield, IL 60093

Attn: Alex Zdanov

Email: alex@interforumholdings.com

alina@interforumholdings.com

With a copy to:

Ruchim & Hudson, P.C.

3000 Dundee Road

Suite 415

Northbrook, IL 60062

Attn: Mitchell Ruchim

Email: mruchim@ruchimhudsonlaw.com

Buyer:

Terwilliger Brothers Residential LLC

900 Pinellas Bayway, Unit 213

Tierra Verde, FL 33715

Attn.: Bruce K. Terwilliger

Phone: 301-346-8104

Email: bruce@terwilligerres.com

With a copy to:

Trenam Law

101 E. Kennedy Blvd, Suite 2700

Tampa, FL 33602

Attn.: Mathew Poling

Phone: 813-227-7439

Email: mpoling@trenam.com

Escrow Agent:

Chicago Title Insurance Company

5215 Old Orchard Rd #400

Skokie, IL 60077

Attn.: Alisa Habibovic

Phone: 847-324-1816

Email: alisa.habibovic@ctt.com

Notices given by or to the attorney for a party shall be effective as if given by or to said party. Email notice shall be deemed sufficient notice when received.

15. Right of Assignment. Buyer shall have the one time right to assign its rights under this Agreement to any entity owned or controlled by Buyer or any of its principals, or under common ownership and control with Buyer, provided all rights to the Deposit are transferred by Buyer to the assignee and the assignee assumes in writing all obligations of Buyer under this Agreement. No other assignment is permitted without the prior written consent of Seller. Said assignment notice shall be done at least ten (10) days prior to closing.

16. Default.

(a) In the event of a default under this Agreement by Buyer and Buyer fails to cure such default within five (5) days after written notice of such default by Seller (provided that, in the case of a default in Buyer’s obligation to consummate Closing at the time and on the date required hereunder, no such cure period shall be available to Buyer), Seller shall have the right to terminate this Agreement and retain the Deposit as and for liquidated damages and not as penalty, in full satisfaction of claims against Buyer hereunder, which shall be Seller’s sole and exclusive remedy for such default. Seller and Buyer agree that Seller’s damages resulting from Buyer’s default are difficult, if not impossible, to determine and that the Deposit is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain.

(b) In the event of default under of this Agreement by Seller and Seller fails to cure such default within five (5) days after written notice of such default by Buyer (provided that, in the case of a default in Seller’s obligation to consummate Closing at the time and on the date required hereunder, no such cure period shall be available to Seller), Buyer shall have the right at its option, and as its sole remedies, to declare this Agreement terminated and receive an immediate return of the Deposit, or to pursue specific performance; provided, however, if Buyer does not pursue specific performance for any reason, Buyer shall also be entitled to recover Buyer’s actual damages and expenses (but not special, speculative, consequential or punitive damages) provided that the maximum recoverable amount of actual damages and expenses shall not exceed $75,000.00.

17. Brokers. Seller and Buyer expressly acknowledge that Commercial Partners Realty, Inc. (the “Broker”) has acted as Buyer’s broker and the sole broker with respect to the sale of the Property pursuant to this Agreement. Seller shall pay Broker a brokerage commission of 4.25% of the total purchase price at Closing. Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all claims, losses, damages, costs, liabilities, or expenses (including without limitation reasonable attorneys’ fees and costs) suffered or incurred by Buyer as a result of any claims by any party claiming a brokerage commission, finder’s fee or similar compensation, arising out of Seller’s actions in connection with the sale of the Property pursuant to this Agreement. Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all claims, losses, damages, costs, liabilities, or expenses (including without limitation reasonable attorneys’ fees and costs) suffered or incurred by Seller as a result of any claims by any party claiming a brokerage commission, finder’s fee or similar compensation, arising out of Buyer’s actions in connection with the sale of the Property pursuant to this Agreement, except for Broker in the amount of the brokerage commission set forth above. This section shall survive the Closing or earlier termination of this Agreement.

18. Escrow Agent. In the event the Escrow Agent is in doubt as to its duties and liabilities under the provisions of this Agreement, the Escrow Agent may, in its sole discretion, continue to hold the monies or instruments which are the subject of the escrow until the parties mutually agree in writing to disbursement thereof, or until a judgment of a court of competent jurisdiction shall determine the rights of the parties thereto, or it may deposit all the monies and/or instruments then held pursuant to this Agreement with the Clerk of the Circuit Court of the county where the Property is located, and upon notifying all parties concerning such action, all liability on the part of the Escrow Agent shall fully cease and terminate, except to the extent of accounting for any monies or instruments theretofore delivered out of escrow. In the event of any suit between the Buyer and Seller wherein the Escrow Agent is made a party by virtue of acting as Escrow Agent hereunder, or in the event of any suit wherein the Escrow Agent interpleads the subject matter of this escrow, the Escrow Agent shall be entitled to recover reasonable attorneys’ fees and costs incurred, said fees and costs to be charged and assessed as court costs in favor of the prevailing party. With respect to interpleader actions, reasonable attorneys’ fees and costs due to the Escrow Agent shall be paid from the interplead funds. In the event of any litigation arising out of this Agreement or concerning the Property to be sold and purchased pursuant to the terms hereof, the Escrow Agent shall not be disqualified from representing the Buyer by reason of the fact that the Escrow Agent shall have held or is then holding the Deposit, or any portion thereof, in escrow pursuant to the terms of this Agreement. Buyer and Seller, jointly and severally, agree to indemnify, defend and hold harmless Escrow Agent from and against any and all costs, losses, claims, damages, liabilities and expenses, including reasonable attorneys’ fees which may be incurred by Escrow Agent in connection with its duties as Escrow Agent hereunder, which are not attributable to the willful default or gross negligence of Escrow Agent. This section shall survive the Closing or earlier termination of this Agreement.

19. Risk of Condemnation or Casualty Pending Closing. All risk of loss to the Property shall remain upon Seller until the conclusion of the Closing. If, prior to Closing, either (i) condemnation or eminent domain proceedings shall be commenced, or if Seller shall receive notice of any pending or threatened condemnation or eminent domain proceedings; or (ii) the Property or any part of the Property shall be damaged by fire or other casualty; then, in either such event, Seller shall give Buyer immediate written notice thereof. After any such notice is received by Buyer, Buyer shall have the option to: (a) accept the Property and proceed to Closing subject to the proceedings or casualty (as applicable), whereupon any condemnation awards or insurance proceeds shall be paid to Buyer, and Seller shall assign to Buyer all of Seller’s right, title, and interest in and to any such condemnation awards or insurance proceeds; or (b) terminate this Agreement by written notice to Seller within ten (10) days after receipt of Seller’s notice of such casualty event or condemnation or eminent domain proceedings (with the Closing Date automatically extended, if necessary, to allow for such notice period), whereupon the parties shall have no rights, duties, or obligations hereunder, except those specifically stated herein to survive termination of this Agreement, and whereupon the Deposit shall be refunded to Buyer. If Buyer fails to notify Seller within such ten (10) day period of Buyer’s election, then Buyer shall be deemed to have elected option (b) above.

20. Miscellaneous.

(a) This Agreement shall not become effective and binding until executed by all parties hereto and shall be dated for purposes hereof as of the date of execution by the last party (the “Effective Date”). This Agreement may be executed in any number of counterparts for the convenience of the parties, all of which, when taken together and after execution by all parties hereto, shall constitute one and the same Agreement. The parties hereto may execute this Agreement electronically (including DocuSign) and an electronic or emailed copy of this Agreement and any signatures thereon shall be construed for all purposes as originals.

(b) The failure of a party to enforce any provisions of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement. No waiver by a party shall be effective unless the same is made in a written instrument signed by that party, and no waiver shall cause an amendment of this Agreement.

(c) This Agreement is for the benefit only of the parties hereto and shall inure to the benefit of and bind the heirs, personal representatives, successors and permitted assigns of the parties hereto.

(d) Each of the parties hereto agrees to use commercially reasonable efforts to take or cause to be taken all actions reasonably necessary to consummate the transactions and obligations contemplated by this Agreement.

(e) In the event of a dispute arising under this Agreement, whether or not a lawsuit or other proceeding is filed, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs. This section shall survive the Closing or earlier termination of this Agreement.

(f) Wherever used herein the singular number shall include the plural, the plural the singular and the use of any gender shall include all genders. If either party consists of more than one person, the obligations of such persons shall be joint and several.

(g) This Agreement contains the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations, and discussions, whether written or oral, of the parties hereto pertaining to the subject matter hereof.

(h) This Agreement may not be modified or amended, unless done so in writing and signed by all of the parties hereto.

(i) This Agreement shall be construed under the laws of the State of Florida. Each party irrevocably submits to the personal jurisdiction of the state or federal courts in the county where the Property is located, irrevocably waives any objection to the venue of such courts, and the same shall be the sole and exclusive venue with respect to any litigation arising hereunder.

(j) The parties hereto acknowledge that they have thoroughly read this Agreement, including any exhibits or attachments hereto, and have sought and received such competent advice and counsel as was necessary for them to form a full and complete understanding of all rights and obligations herein. The parties expressly agree that there shall be no presumption created as a result of either party having prepared in whole or in part any provision of this Agreement.

(k) If any term, covenant, condition or provision of this Agreement shall be held to any extent to be invalid or unenforceable under applicable law, the remaining terms shall not be affected thereby, but shall remain in full force and effect. The parties agree that in the event two different interpretations may be given to any provision hereunder, one of which will render the provision unenforceable, and one of which will render the provision enforceable, the interpretation rendering the provision enforceable shall be adopted.

(l) The calculation of the number of days that have passed during any time period referenced herein shall be based on calendar days, unless otherwise specified, and any such period shall commence on the day immediately following the action or event giving rise to the commencement of the period and shall expire at 5:00 p.m. Eastern time, on the last day of the time period. Furthermore, any time period provided for herein which shall end on Saturday, Sunday or a legal holiday in the State of Florida shall extend to 5:00 p.m. Eastern time, of the next full business day. Time is of the essence with respect to this Agreement.

(m) Nothing contained in this Agreement shall constitute or be construed to be or create a partnership, joint venture or any other relationship between Seller and Buyer other than the relationship of buyer and seller of property as set forth in this Agreement.

(n) If either party wishes to enter into a like-kind exchange (either simultaneously with Closing or deferred) under Section 1031 of the Internal Revenue Code (“Exchange”), the other party shall reasonably cooperate to effectuate the Exchange, including by consenting to the assignment of the exchanging party’s rights under this Agreement to its qualified intermediary; provided, however, (a) the cooperating party shall incur no liability, expense or obligation, contingent or otherwise, or be required to make any commitment or execute any documents (other than as set forth herein) related to the Exchange which would expand such cooperating party’s obligations or limit its rights beyond this Agreement, (b) the Closing shall not be contingent upon, nor extended or delayed by such Exchange, (c) this Agreement shall not be modified or affected by such Exchange, and (d) such Exchange shall not modify or affect the exchanging party’s liability under this Agreement. Notwithstanding any such Exchange, Seller and Buyer shall be and remain responsible for all obligations of Seller and Buyer respectively under this Agreement.

(o) The recitals to this Agreement are true and correct, and are incorporated herein by reference.

(p) EACH OF SELLER AND BUYER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT OR ITS HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO BOTH PARTIES’ ACCEPTANCE OF THIS AGREEMENT AND SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.

(q) Intentionally Omitted.

(r) Buyer represents and warrants to Seller, Escrow Agent and Title Company that it is not prohibited from purchasing the Property by the provisions of Sections 692.201- 692.205, Florida Statutes.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SELLER:

BROOKSVILLE DEVELOPMENT PARTNERS, LLC,
a Florida limited liability company

By:	Brooksville Development DE LLC, a Delaware limited liability company,
Its:	Manager

By:	SAF Trust under Agreement dated July 5, 2022
Its:	Manager

By:
Alex Zdanov, Co-Trustee

Date:

BUYER:

TERWILLIGER BROTHERS RESIDENTIAL LLC,
a Florida limited liability company

By:	/s/ Bruce K. Terwilliger , Jr.	4/4/2024
Bruce K. Terwilliger, Jr., Manager

Date:

Escrow Agent

Chicago Title Insurance Company

By:

Alisa Habibovic

EXHIBIT "A"
Legal Description

A parcel of land lying in and being a part of Section 28, Township 22 South, Range 19 East, Hernando County, Florida, and being more particularly described as follows:

Commence at the NW corner of the SW 1/4 of said Section 28; thence run South 00°24'13" East along the West boundary of said SW 1/4 a distance of 61.82 feet to the NW corner of lands described in Official Records Book 1922, Page 1778, Public Records of Hernando County, Florida; thence run South 72°31'51" East along the Northerly boundary of said lands a distance of 459.37 feet to the Point of Beginning; thence run North 17°36'50" East along the Easterly boundary, and the extension thereof, of and described in Official Records Book 1059, Page 1669 of said Public Records, a distance of 765.00 feet to the Southerly right of way line of State Road 50 (Cortez Boulevard); thence run along said right of way the following three (3) courses and distances: (1) South 72°31'51" East 675.21 feet; (2) North 00°25'38" West, 24.17 feet; (3) South 72°31'51" East, 473.70 feet to the Westerly boundary of land described in Official Records Book 961, Page 601 and Official Records Book 1038, Page 1280, of said Public Records; thence run along said boundary the following seven (7) courses and distances: (1) South 17°28'09" West, 388.00 feet; (2) South 72°31'51" East, 25.00 feet; (3) South 17°28'09" West, 17.50 feet to the Point of Curvature of a curve concave Northwesterly, having a Radius of 125.00 feet, a Delta of 86°49'54", a Chord Bearing of South 60°53'06" West, and a Chord of 171.82 feet; thence run along the arc of said curve (4) 189.44 feet; (5) South 14°18'03" West, 36.00 feet; (6) South 72°31'51" East, 362.65 feet; (7) South 02°07'13" East, 231.92 feet to the South boundary of the East 1/2 of the NW 1/4 of the NE 1/4 of the SW 1/4 of said Section 28; thence run South 89°19'20" West along said South boundary a distance of 10.44 feet to the Northerly boundary of land described in said Official Records Book 1922, Page 1778; thence run North 72°31'51" West along said Northerly boundary a distance of 1482.80 feet to the Point of Beginning.